SEPARATION AND RELEASE AGREEMENT
This Agreement is entered into by and between Electro Scientific Industries, Inc. (“ESI”), and Paul R. Oldham (“Employee”) with respect to the following facts:

A.    Employee's employment with ESI terminates on December 4, 2017.

B.ESI and Employee desire to enter into this Agreement regarding Employee's termination. Employee agrees to reaffirm this Agreement on the last day of employment.

The parties agree as follows:

1.
Wages. On Employee’s last day of employment, Employee received all earned wages and, a pro-rated portion of your special bonus in the amount of Seventy-Five Thousand dollars ($75,000) less applicable witholdings.

2.    Separation Pay. In consideration of Employee signing and abiding by the covenants and releases given herein, ESI will pay Employee total of Six Hundred and One-Thousand, Eight-Hundred and Twenty-Two dollars ($601,822), less applicable withholdings (“Separation Pay”). This sum includes an amount equal to six (6) months’ family Medical and Dental COBRA payments.

3.    Resignation. ESI agrees to allow Employee to resign from his employment with ESI. Employee acknowledges that his employment with Company has ended.

4.    Effective Date. The Effective Date of this Agreement shall be the 8th day after Employee properly signs it, as described in Paragraph 9 below.

6.    Confidential Information; Return of Property; Non-disparagement and Cooperation. Employee agrees not to use or disclose confidential, proprietary or trade secret information learned while an employee of ESI or its predecessors, including the terms of this Agreement, and covenants not to breach that duty. Confidential, proprietary, and trade secret information may include manufacturing processes, business plans, customer lists, drawings, documents, reports, facilities, formulas, computer data, computer programs (including algorithms, flowcharts, source code, object code, and firmware). This Agreement not to disclose confidential information is consistent with the ESI Employee Confidentiality and Assignment Agreement (“Confidentiality Agreement”), which, if signed by Employee, continues to apply after employment has ended. Employee agrees to return any and all ESI property and/or information in Employee’s possession. Both the Company and, the Employee agree not to disparage or make false, adverse or derogatory remarks about ESI or the Employee. Employee also agrees to fully cooperate and be reasonably available to ESI in any pending or future dispute or proceeding in which Employee may have knowledge of potentially relevant information.

7.    General Release. Employee acknowledges that Employee would not be entitled to receive the Separation Pay provided for herein absent Employee’s execution of and compliance with this Agreement. In consideration of the Separation Pay and other benefits, Employee, individually and on behalf of Employee’s spouse, domestic partner, heirs and assigns (as applicable), to the fullest extent permitted under applicable law, unconditionally releases and discharges ESI, its subsidiaries, any related corporations and/or entities and each entity’s respective directors, officers, shareholders, employees, agents, successors and assigns, in their individual and representative capacities (collectively “Releasees”), from any and all known or unknown liability, damages claims, causes of action or suits of any type related directly or indirectly to Employee's employment with ESI, and the termination of Employee's employment with ESI, including claims under any common law theories, including but not limited to, breach of contract or tort or tort-like theories and under any local, state or federal, constitutional, civil rights, labor, and employment laws, including but not limited to, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Acts (42 USC §§ 1981‑1988), the Civil Rights Act of 1991, the Equal Pay Act, Older Workers’ Benefit Protection Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 11246, the Sarbanes-Oxley Act, and the Family and Medical Leave Act, all as amended, including any regulations or guidelines thereunder.

This Release shall not affect any rights that Employee may have under health insurance plans, under the 401(k) plan or the non-qualified deferred compensation plan maintained by the Company, for unemployment or workers’ compensation benefits.

8.    Knowing and Voluntary Release of Rights Under the Older Workers’ Benefit Protection Act (the “Act”). Employee acknowledges that: (a) Employee has been encouraged in writing to consult with an attorney prior to executing this Agreement; (b) Employee has read the release and understands the effect of Employee’s release and that Employee is releasing legal rights; (c) Employee is aware of certain rights to which Employee may be entitled under certain statutes and laws identified in the release; (d) Employee has had adequate time to consider this Agreement; (e) Employee understands the Agreement and agrees to be bound by its terms; and (f) as consideration for executing this Agreement, Employee has received additional benefits and compensation of value to which Employee would not otherwise be entitled.

9.    Time for Consideration of Offer. Employee acknowledges that the Company provided Employee with this Agreement on or before December 4, 2017, and that the offer provided Employee with a period of twenty-one (21) days from the date of receipt to consider the offer and this Agreement (the "consideration period"). After Employee executes this Agreement, Employee has a period of seven (7) days in which Employee may revoke this Agreement in writing delivered to Tracey Jerijervi, Vice President of Human Resources or her designee and void Employee’s release of claims. In the event Employee has not signed and reaffirmed this Agreement by December 25, 2017, or if Employee timely revokes it, this offer will expire and Employee will not be entitled to the Separation Pay offered under this Agreement. If Employee reaffirms this Agreement on December 25, 2017, it will become effective and irrevocable on the day Employee reaffirms it (the “Effective Date”) and only then will Employee be entitled to the Separation Pay and severance benefits offered herein.

10.    General Provisions.

a.    Employee acknowledges that Employee has been given the opportunity to consult with legal counsel with respect to the matters referenced in this Agreement, and that Employee has obtained and considered the advice of legal counsel as Employee deems necessary or appropriate.

b.    This Agreement and the Confidentiality Agreement contain the entire agreement between Employee and ESI and there have been no promises, inducements or agreements not expressed in this Agreement.

c.    The provisions of this Agreement shall be considered severable, such that if any provision or part thereof shall at any time be held invalid under any law or ruling, any and all such other provision(s) or part(s) shall remain in full force and effect and continue to be enforceable.

d.    This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Oregon.

e.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

f.    Nothing in this Agreement shall be construed as an admission of any liability or any wrongdoing by either party to this Agreement.

The undersigned have executed this Agreement on the dates shown below.

Dated: ____________, 2017
Paul R. Oldham

Dated: December 4, 2017        ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:
Tracey Jerijervi
Vice President, Human Resources

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